NESCO INDUSTRIES, INC.
                         305 MADISON AVENUE, SUITE 4510
                            NEW YORK, NEW YORK 10165

                              [_____________], 2006

[NAME AND ADDRESS OF NOTEHOLDER]

Re: Securities Purchase Agreement (the "Purchase Agreement") dated July 1, 2004, by and among Nesco Industries, Inc. (the "Company") and the investors named therein (the "Investors"); 8% Senior Secured Convertible Promissory Note dated July 1, 2004 (the "Note"), in the original principal amount of [PRINCIPAL AMOUNT], made by Nesco in favor of [NOTEHOLDER] (the "Lender"); Nesco Industries, Inc. Stock Purchase Warrant issued to the Lender on July 1, 2004 (the "Warrant"); Security Agreement dated as of July 1, 2004, by the Company in favor of Ocean Dive Holdings LLC, acting as agent for the Investors (the "Security Agreement"); and Registration Rights Agreement dated as of July 1, 2004, by and between the Company and the Investors (the "Registration Rights Agreement")

[NOTEHOLDER SALUTATION]:

      This letter agreement is to memorialize our settlement of all amounts outstanding under the above-referenced Note and Registration Rights Agreement. As you are aware, the entire principal amount under the Note of [DOLLAR AMOUNT] (the "Principal Amount") became due and payable on December 1, 2005 (the "Maturity Date"). Interest on the Principal Amount, accruing at the rate of eight percent (8%) ("Interest"), was payable in semi-annual installments either in cash or in common stock of the Company ("Company Common Stock") at a per-share price of $0.15, at the discretion of the Company.

      In addition to amounts due under the Note, pursuant to Section 2(b) of the Registration Rights Agreement, the Company has become obligated to pay certain liquidated damages and interest thereon as described in such Section 2(b).

      The Lender acknowledges that the Company has a strong need to raise capital that will enable it to restructure its balance sheet and provide working capital for the recent asset acquisitions by Foam Manufacturing, Inc. The Lender further acknowledges that the Company is currently negotiating a financing arrangement that will provide it with the needed capital (the "Financing"), that the Financing will only benefit the company and its security holders if it is able to be used to provide working capital and that the proposed lender is unwilling to expect the substantial time, effort and expense necessary to close the Financing unless the Company is able to settle the amounts outstanding under the Note and Registration Rights Agreement and under the related notes provided by the Company to other Investors in connection with the Purchase Agreement. Therefore, the Lender acknowledges that it is in its best interest, as well as the best interest of the Company, that the Company close the Financing. In consideration of the foregoing and the covenants and agreements of the parties contained in this letter agreement, the Company and the Lender are hereby entering into the following agreements.

      Subject to and contingent on the closing of the Financing (the "Closing"), the parties agree as follows:

      1. The Note shall cease accruing interest as of November 1, 2006. Taking into account the foregoing, the amount that will be required to pay off the Note on or after November 1, 2006, including the Principal Amount and all accrued Interest, is [NOTE PAYOFF AMOUNT] (the "Note Payoff Amount").

      2. The Registration Rights Agreement will be amended in the form of Annex A hereto (the "Amendment") to provide that any liquidated damages and interest payable under Section 2(b) of the Registration Rights Agreement (the "Liquidated Damages Amount") will cease accruing as of November 1, 2006. This Amendment shall become effective when executed by the Company and by the holders of at least a majority of the Registrable Securities (as defined in the Registration Rights Agreement), as provided in Section 13(e) thereof. Taking into account the Amendment, the amount that will be required to pay off the Liquidated Damages Amount on or after November 1, 2006, is [LIQUIDATED DAMAGES PAYOFF AMOUNT].

      3. As a result of the agreements in paragraphs 1 and 2 of this letter agreement, the amount required to pay off amounts owing to the Lender under the Note and under the Registration Rights Agreement on or after November 1, 2006, is [TOTAL PAYOFF AMOUNT] (the "Payoff Amount").

      4. Simultaneously with the Closing, the Company shall pay to Lender a cash payment of $[CASH PAYMENT] (the "Cash Payment"), which Cash Payment shall be made by check.

      5. $[BALANCE], representing the balance of the Payoff Amount after the Cash Payment, will be repaid by the Company immediately following the Common Stock Increase (as hereafter defined) in the form of Company Common Stock, at a value of $0.02 per share. Accordingly, immediately following the Common Stock Increase, the Company will issue [NUMBER OF SHARES] of Company Common Stock to the Lender (the "Repayment Shares"). For purposes of this letter agreement, the "Common Stock Increase" shall mean such time as the Company has filed with the Secretary of State of Nevada the amendment to the Company's Articles of Incorporation to increase Company's authorized common stock to 400 million shares.

      6. By execution of this letter agreement, effective upon the Closing, the Lender hereby waives the registration rights provided to it under the Registration Rights Agreement.

      7. The Lender shall be provided with registration rights with respect to the Repayment Shares, which rights shall be granted subject to the terms of a registration rights agreement to be entered into between the Company and the party providing the Financing.

      8. By execution of this letter agreement, effective upon the Closing, the Warrant shall be amended such that the exercise price thereunder, which is currently $0.25 per share, shall automatically be modified to $0.025, and the term "Exercise Price" as used in the Warrant shall be deemed to refer to such price. The parties agree that the execution of this letter agreement shall be sufficient to modify the terms of the Warrant in accordance with Section 13 thereof.

      9. Upon receipt by the Lender of the Cash Payment, the Note shall be cancelled and the security interest granted to the Lender pursuant to the Security Agreement shall automatically expire and be deemed released, and the Company shall be permitted to file UCC termination statements with respect thereto.

      10. Upon receipt of the Cash Payment, the Lender shall, automatically and without further action of the parties, release the Company and its officers, directors, employees and agents, and each of its successors and assigns from all causes of action, debts, contracts, demands and claims of every kind and nature, whether known or unknown and whether in law or in equity, that the Lender had, now have, or hereafter can, shall or may have with respect to the Note, the Security Agreement or the Registration Rights Agreement.

      Each of the foregoing agreements set forth in paragraphs 1 through 10, inclusive, of this letter agreement are expressly made subject to the Closing, and none of such agreements shall be effective unless and until such time as the Closing occurs. If the Closing has not occurred on or prior to January 31, 2007, this letter agreement shall automatically terminate and shall be of no further force and effect, and neither the Company nor the Lender shall have any obligations to the other hereunder.

      Nothing in this letter agreement shall be construed as an admission of any liability by any of the parties or as a release of any claim or obligation other than as specifically set forth above.

      This letter agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. No persons other than the Company and the Lender are intended to be benefited by this letter agreement or to have rights hereunder as third-party beneficiaries or otherwise.

      This letter agreement shall be deemed to be a contract made under, and to be construed in accordance with, the laws of the State of New York, without giving effect to conflicts of law.

      If any provision of this letter agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not invalidate this letter agreement as a whole, but rather this letter agreement shall be construed as though it did not contain the particular provision held to be invalid, illegal or unenforceable and the rights and obligations of the parties hereto shall be construed and enforced only to such extent as may be permitted by applicable law.

      This letter agreement may be executed by the parties in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.


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

      If the foregoing accurately memorializes our agreement to settle the matters described above, please sign below.

                                                 Very truly yours,

                                                 NESCO INDUSTRIES, INC.


                                                 By________________________
                                                      Matthew Harriton


      AGREED AND ACCEPTED:

      [NOTEHOLDER]


      By_______________________________

      Its______________________________


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                                                                         ANNEX A

                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

                                   (attached)